Exhibit 99(2)

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]


Independent Committee of the Board of Directors
Checkers Drive-In Restaurants, Inc.
14255 49th Street North
Clearwater, Florida 33762

Members of the Independent Committee:

         We hereby consent to the inclusion of our opinion letter to the Independent Committee of the Board of Directors of Checkers Drive-In Restaurants, Inc. ("Checkers") as Appendix C to the Joint Proxy Statement/Prospectus of Checkers and Rally's Hamburgers, Inc. ("Rally's") relating to the proposed merger transaction involving Checkers and Rally's and references thereto in such Joint Proxy Statement/Prospectus under the caption "THE MERGER -- Opinions of Financial Advisors -- Checkers." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.





                                       CREDIT SUISSE FIRST BOSTON CORPORATION





New York, New York
June 22, 1999